UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

SKYLINE CORPORATION*

(Exact name of registrant as specified in its charter)

Indiana	35-1038277
(State of incorporation or organization)	(IRS Employer Identification No.)

2520 By-pass Road

Elkhart, IN 46515

(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.0277	New York Stock Exchange LLC

*	Effective at 12:01 a.m. Eastern Time on June 1, 2018, the registrant’s name will be changed to “Skyline Champion Corporation”.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates:

Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

None

EXPLANATORY NOTE

This registration statement on Form 8-A is being filed with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the transfer of listing of the shares of Skyline Corporation (the “Corporation”) common stock, par value $0.0277 per share (the “Common Stock”), from the NYSE American LLC to the New York Stock Exchange. On May 22, 2018, the Corporation received approval to have its Common Stock listed on the New York Stock Exchange, and anticipates commencement of trading of its Common Stock on the New York Stock Exchange on June 4, 2018. As previously announced, at a Special Meeting of Shareholders of the Corporation held on May 29, 2018, the shareholders of the Corporation voted to approve the amendment and restatement of the Corporation’s Restated Articles of Incorporation to, among other things, change the name of the Corporation to “Skyline Champion Corporation.” Pursuant to the Amended and Restated Articles of Incorporation of the Corporation (the “Articles”), which shall be effective as of 12:01 a.m. Eastern Time on June 1, 2018, the Corporation’s name will change to “Skyline Champion Corporation.”

Item 1. Description of Registrant’s Securities to be Registered.

The authorized capital stock of the Corporation consists of 15,000,000 shares of Common Stock, all of one and the same class, with equal and identical rights, privileges, powers, obligations, restrictions and voting rights. On May 29, 2018, the shareholders of the Corporation approved, among other things, an amendment to the Corporation’s Restated Articles of Incorporation to increase the number of authorized shares of Common Stock to 115,000,000 shares, and such amendment will become effective on June 1, 2018. Pursuant to the Corporation’s amended and restated by-laws, subject to the requirements of the New York Stock Exchange, and to any resolution of the shareholders to the contrary, the Corporation’s board of directors is authorized to issue any of the Corporation’s authorized but unissued shares. Except as otherwise provided by law, every holder of Common Stock has the right, at all meetings of the shareholders, to one vote for each share of stock standing in such shareholder’s name on the books of the Corporation. Generally, at any meeting of shareholders, a majority of the shares of the capital stock outstanding and entitled to vote, represented in person or by proxy, shall constitute a quorum and the vote required to take action is specified under the Indiana Business Corporation Law (“IBCL”). Every holder of Common Stock is entitled to receive such lawful dividends as may be declared by the Corporation’s board of directors. In the event of a dissolution or liquidation of the Corporation, the holders of Common Stock will be entitled to receive pro rata all of the Corporation’s remaining assets available for distribution to its shareholders. The Corporation has opted out of IND. CODE § 23-1-42 (The Control Share Acquisitions Statute) and IND. CODE § 23-1-33-6(c) (The Staggered Terms Statute). Certain provisions of the IBCL may have a disparate effect on a holder of Common Stock in certain circumstances based on the number or percentage of the shares of Common Stock held, including IND. CODE § 23-1-43 (The Business Combinations Statute). Holders of Common Stock have no pre-emptive, redemption, conversion or sinking fund rights. The Corporation’s amended and restated by-laws may be amended or repealed by a vote of a majority of the members of the Corporation’s board of directors.

Item 2. Exhibits.

No exhibits are required to be filed as the securities being registered on this form are being registered on an exchange on which no other securities of the Corporation are registered and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SKYLINE CORPORATION

Date: May 31, 2018	By:	/s/ Jon S. Pilarski
Jon S. Pilarski
Chief Financial Officer